Exhibit 10.2

Revolving Credit Agreement

First Midwest Bancorp, Inc. ("Customer") agrees with M&I Marshall & Ilsley Bank ("Lender") as follows:

1. Revolving Loans. Customer requests that Lender lend to Customer from time to time such amounts as Customer may request in accordance with this Agreement (the "Revolving Loans"), and, subject to the terms of this Agreement, Lender agrees to lend such amounts up to the aggregate principal amount of FIFTY MILLION AND 00/100 DOLLARS ($50,000,000.00) at any time outstanding (the "Revolving Credit Limit") evidenced by a Line of Credit Note dated April 26, 2004, and any renewals, extensions or modifications thereof. Within the Revolving Credit Limit, Customer may borrow, repay and reborrow under this Agreement. Lender is not obligated to, but may, make Revolving Loans in excess of the Revolving Credit Limit, and in any event Customer is liable for and agrees to pay all Revolving Loans.

The Revolving Loans are also known as (the "Loan(s)")

2. Conditions for Loans. Lender's obligation to make any Loans is subject to satisfaction of the following conditions:

(a) Security Documents. Lender shall have received the following security documents (the "Security Documents") on form and substance satisfactory to Lender:

(i) Line of Credit Note.

(b) Authority to Act. Lender shall have received copies certified by the Secretary of Customer of the Articles of Incorporation and Bylaws of Customer, authorizing the issuance, execution and delivery of this Agreement, the note(s)and the Security Documents, if any, and a certification of the names and titles of the representatives of Customer authorized to sign this Agreement, the note(s) and the Security Documents and to request Loans under this Agreement, together with true signatures of such representatives.

(c) Proceedings. All proceedings taken by Customer in connection with the Loans shall be satisfactory to Lender and Lender shall have received copies of all documents reasonably required by it.

3. Loan Procedures. Customer may obtain Revolving Loans under this Agreement in writing or by telephone request, specifying the date and the amount of the Revolving Loan. Lender will make the Revolving Loans available to Customer on the same day as requested providing notice is received by 3:00 p.m. on a banking business day.

4. Representations. Customer represents and warrants to Lender that on the date of each Loan:

(a) Purpose of Loans. All Loans are and will be used solely for business purposes and will not be used for personal, family, household or agricultural purposes.

(b) Regulation U. Customer will not use any part of the proceeds of Loans to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(c) Authority. The execution and delivery of this Agreement, the Security Documents, and any note evidencing a Loan, and the performance by Customer of its obligations under this Agreement, the Security Documents and any note evidencing a Loan, are within its power, have been duly authorized by proper action of the part of Customer, are not in violation of any existing law, rule or regulation, any order or decision of any court, the Articles of Incorporation, Bylaws, or other governing documents of Customer, as applicable, or the terms of any agreement or restriction to which Customer is a party or by which it is bound, and do not require the approval or consent of any person or entity. This Agreement, the Security Documents and any note evidencing a Loan when executed and delivered, will constitute the valid and binding obligations of Customer enforceable in accordance with their terms.

(d) Organization. Customer is a corporation validly existing under the laws of the State of Illinois and is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of its business or the ownership of its properties required such qualification.

(e) GAAP. All financial statements of Customer furnished to Lender were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied throughout the periods involving and are correct and complete as of their dates.

(f) Absence of Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of Customer, threatened against Customer, which might result in any material adverse change in the business or condition of Customer.

(g) Hazardous Substances. (1) There is no substance which has been, is, or will be present, used stored, deposited, treated, recycled or disposed of on, under, in or about any real estate now or at any time owned or occupied by Customer ("Property") during the period of Customer's ownership or use of the property in a form, quantity or manner which, if known to be present on, under, in or about the Property would require clean-up, removal or some other remedial action ("Hazardous Substance") under any federal, state or local laws, regulations, ordinances, codes or rules ("Environmental Laws"), (ii) Customer has no knowledge, after due inquiry, of any prior use or existence of any Hazardous Substance on the Property by any prior owner of or person using the Property, (iii) without limiting the generality of the foregoing, Customer has no knowledge, after due inquiry, that the Property contains asbestos, polychorinated biphenyl components (PCBs) or underground storage tanks, (iv) there are no conditions existing currently or likely to exist during the term of this Agreement which would subject Customer to any damages, penalties, injunctive relief or clean-up costs in any governmental or regulatory action or third-party claim relating to any Hazardous Substance, (v) Customer is not subject to any court or administrative proceeding, judgment, decree, order or citation relating to any Hazardous Substance, and (vi) Customer in the past has been, at the present is, and in the future will remain in compliance with all Environmental Laws. Customer shall indemnify and hold harmless Lender, its directors, officers, employees and agents from all loss, cost (including reasonable attorneys' fees and legal expenses), liability and damage whatsoever directly or indirectly resulting from, arising out of, or based upon (1) the presence, use, storage, deposit, treatment, recycling or disposal, or the transportation of any Hazardous Substance to or from the Property, at any time, of any Hazardous Substance described above, on, under, in or about the Property, (2) the violation or alleged violation of any Environmental Law, permit, judgment or license relating to the presence, use, storage, deposit, treatment, recycling or disposal of any Hazardous Substance on, under, in or about the Property, or the transportation of any Hazardous Substance to or from the Property, or (3) the imposition of any governmental lien for the recovery of environmental clean-up costs expended under any Environmental Law. Customer shall immediately notify Lender in writing of any governmental or regulatory action or third-party claim instituted or threatened in connection with any Hazardous Substance on, in, under or about the Property.

5. Fees. Customer agrees to pay the following nonrefundable fees as a condition of access to credit under this Agreement:

(a) Commitment fee in an amount equal to 1/16th% per year of the average daily unused portion of the Revolving Credit Limit from the date of this Agreement.

6. Interest. Customer agrees to pay interest to Lender on the unpaid principal balance outstanding from time to time under this Agreement in accordance with any note evidencing a Loan.

The interest rate listed in any note evidencing a Revolving Loan may or may not be the lowest rate charged by Lender. Any change in the interest rate resulting from a change in the interest rate listed in any note evidencing a Revolving Loan shall become effective without notice to Customer as of the day on which such change in the interest rate listed in any note evidencing a Revolving Loan is adopted by Lender. A change in the interest rate will apply both to the outstanding principal balance and to new Revolving Loans.

Unpaid principal and interest bear interest after maturity (whether by acceleration or lapse of time) until paid at the rate which would otherwise be applicable plus 3.00 percentage points. Interest is computed on the basis of the actual number of days the principal balance is unpaid based upon a year of 360 days.

7. Payment Schedule. Customer agrees to pay to Lender the unpaid principal balance and interest in accordance with any note evidencing a Loan.

In addition, Customer shall immediately pay any amount by which the Revolving Loans exceed the Revolving Credit Limit established under Section 1, and any prior unpaid payments. Lender is authorized to automatically charge payments due under this Agreement to any account of Customer with Lender. If payments are not automatically charged to Customer's account, payments must be made to the Lender at its address shown below and are not credited until received in Lender's office. Lender is authorized to make book entries evidencing Revolving Loans and payments under this Agreement and the aggregate unpaid amount of all Revolving Loans as evidenced by those entries is presumptive evidence that those amounts are outstanding and unpaid to Lender.

8. Covenants. Customer shall, so long as any amounts remain unpaid, or Lender has any commitment to make Loans under this Agreement:

(a) Financial Statements. Furnish to Lender, as soon as available, such financial information respecting Customer as Lender from time to time requests, and without request furnish to Lender:

(i) Within 120 days after the end of each fiscal year of Customer, a balance sheet of Customer as of the close of such fiscal year and related statements of income and retained earnings and cash flow for such year all in reasonable detail and satisfactory in scope to Lender, prepared in accordance with generally accepted accounting principles applied on a consistent basis, audited by an independent certified public accountant, selected by Customer and acceptable to Lender.

(ii) Within 45 days after the end of each third month, a balance sheet of Customer as of the end of such third month and related statements of income and retained earnings and cash flow for the period from the beginning of the fiscal year to the end of such third month, prepared in accordance with generally accepted accounting principles applied on a consistent basis, certified, subject to normal year-end adjustments, by a financial representative of Customer.

(b) Inspection of Property and Records. Keep complete and accurate books of records and accounts and permit any representatives of Lender to examine and copy any of the books and, at the Customer's expense, to visit and inspect any of the Customer's tangible or intangible properties as often as desired.

(c) Insurance. Maintain insurance coverage in the forms (together with any lender's loss payable or mortgagee clause requested by Lender), amounts and with companies which would be carried by prudent management in connection with similar properties and businesses, including without limitation: [i] insure all of its physical property against fire and extended coverage risks in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas; [ii] maintain all such workers' compensation and similar insurance as may be required by law; and [iii] maintain in amounts and with deductibles at least equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about any property of Customer, business interruption insurance and product liability insurance.

(d) Dividends. Not pay or declare any dividend or make any other distribution based upon the stock of Customer (except dividends payable solely in stock of Customer) or make any purchases, redemptions or other acquisitions, direct or indirect, of stock of Customer.

(e) Acquisitions, Loans, Investments. Not acquire any other business or make any loans, advances or extensions of credit to, or any investments in, any person or entity except [i] the purchase of United States government bonds and obligations; [ii] extensions of credit to customers in the usual course of business of Customer; [iii] the purchase of bank certificates of deposit and prime rated commercial paper having a maturity not exceeding one year; [iv] deposits in demand and savings account at banks; [v] investments in bank repurchase agreements; and [vi] loans and advances to employees and agents in the ordinary course of business for travel and entertainment expenses and similar items.

(f) Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

(g) Sale of Notes or Receivables. Not discount or sell with recourse any of its notes or accounts receivable.

(h) Restriction of Indebtedness. Not incur, assume or permit to exist any indebtedness or liability for borrowed money in excess of $30,000,000.00 (except obligations under this Agreement) or assume, guarantee, endorse or otherwise become liable for obligations of another unless subordinated to Lender (except endorsements of negotiable instruments for deposit or collection in the ordinary course of business).

(i) Taxes. Pay and discharge all lawful taxes, assessments and governmental charges upon Customer or against its properties prior to the date on which penalties attach, unless and to the extent only that such taxes, assessments and charges are contested in good faith and by appropriate process by Customer.

(k) Existence. Do all things necessary to maintain its existence, to preserve and keep in full force and affect its rights and franchises necessary to continue its business and comply with all applicable laws, regulations and ordinances.

(k) Financial Covenants. Timely perform and observe the following financial covenants, all calculated in accordance with generally accepted accounting principles applied on a consistent basis:

(i) Maintain at all times a ratio of Loan Loss Reserve to Total Loans, of not less than 1%, tested quarterly. "Loan Loss Reserves" means subsidiary's allowance for loan and lease losses determined in a manner consistent with that used in preparing Subsidiary's financial statements. "Total Loans" means the sum of loans and direct lease financings, net of unearned income of subsidiary.

(ii) Maintain at all times a ratio of Non-performing Loans to Total Loans, of not greater than 2.5%, tested quarterly. "Non-performing Loans" means loans outstanding which are not accruing interest, have been classified as renegotiated pursuant to guidelines established by the Federal Financial Examination Institution Council or are 90 days or more past due in the payment of principal or interest.

(iii) Maintain at all times an ROAA of not less than 0.90% for two consecutive quarters tested quarterly. "ROAA" means net income divided by average total assets excluding non-recurring charges to expense.

(iv) Maintain well-capitalized ratios, as required by federal regulators.

(v) Customer agrees not to pledge, sell, or otherwise encumber its holding company or bank stock.

(l) Compliance Certificate. Furnish to Lender within 30 days after the end of each third calendar month, a Compliance Certificate, in the form of Exhibit A, executed by the Customer's chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

(m) Restriction on Liens. Not create or permit to exist any lien or encumbrance with respect to Customer's property, except liens in favor of Lender, liens for taxes (if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained and liens or encumbrances permitted under any Security Document.

(n) Payment Impairment. Not take any action or permit any event to occur which materially impairs Customer's ability to make payments under this Agreement when due. Such events include, without limitation, the fact that Customer, or any surety for Customer's obligations under this Agreement ceases to exist, dies, or becomes insolvent or the subject of bankruptcy or insolvency proceedings.

(o) Memorandum of Understanding. Customer shall not be subject to a "memorandum of understanding", a "cease and desist order" or other regulatory actions that reflect any material adverse change in the safety and soundness of the Customer.

9. Security Interest. This Agreement is secured by all existing and future security agreements, assignments and mortgages from Customer to Lender, from any guarantor of this Agreement to Lender, and from any other person to Lender, providing collateral security for Customer's obligations, and payment of the Loans may be accelerated according to any of them. Unless a lien would be prohibited by law or would render a nontaxable account taxable, Customer also grants to Lender a security interest and lien in any deposit account Customer may at any time have with Lender to secure all debts, obligations and liabilities of Customer under this Agreement. Lender may at any time after the occurrence of an event of default set-off any amount unpaid under this Agreement against any deposit balances or other money now or hereafter owed to Customer by Lender.

10. Default and Acceleration. Upon the occurrence of any one or more of the following events of default: (a) Customer fails to pay any amount when due under this Agreement or under any other instrument evidencing any indebtedness of Customer; (b) any representation or warranty made under this Agreement or information provided by Customer in connection with this Agreement is or was false or fraudulent in any material respect; (c) a material adverse change occurs in Customer's financial condition; (d) Customer fails to timely observe or perform any of the covenants or duties contained in this Agreement; (e) any guaranty of Customer's obligations under this Agreement is revoked or becomes unenforceable for any reason; (f) an event of default occurs under any Security Document; (g) a sale, lease or other disposition of the assets of the Customer occurs, except for sales of inventory in the ordinary course of business; (h) the Customer acquires all or substantially all of the assets or equity interests in any other business enterprise, whether in one or a series of transactions; (i) the Customer merges into or consolidates with any other business enterprise, or another business enterprise merges into the Customer; (j) the Customer enters into any agreement directly or indirectly, to sell or transfer any property, real or personal, used in its business, and thereafter the Customer leases such property, or other property which it intends to use for substantially the same purposes; or (k) any person who owns any of the capital stock of the Customer on the date of this Agreement transfers, sells, gives or otherwise disposes of any of the shares of capital stock of the Customer to any other person (including another person who own any shares of capital stock of the Customer on the date of this Agreement), then at Lender's option, and upon notice written or verbal to Customer, Lender's obligation to make Loans under this Agreement shall terminate and the total unpaid balance shall immediately become due and payable without presentment, demand, protest, or further notice of any kind, all which are hereby expressly waived by Customer. Lender's obligation to make Loans under this Agreement shall automatically and immediately terminate and the total unpaid balance shall automatically and immediately become due and payable in the event Customer becomes the subject of bankruptcy or other insolvency proceedings. Lender may waive any default without waiving any other subsequent or prior default. Customer agrees to pay Lender's costs of administration of this Agreement. Customer also agrees to pay all costs of collection before and after judgment, including reasonable attorneys' fees (including those incurred in successful defense or settlement of any counterclaim brought by Customer or incident to any action or proceeding involving Customer brought pursuant to the U.S. Bankruptcy Code).

11. Indemnification. Customer agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees and agents, from and against any and all loss, cost, expense, damage or liability (including reasonable attorneys' fees) incurred in connection with any claim, counterclaim or proceeding brought as a result of, arising out of, or relating to, any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any Loan or the entering into and performance of this Agreement or any document or instrument relating to the Agreement by Lender. This indemnity will survive termination of this Agreement, the repayment of all Loans and the discharge and release of any Security Documents.

12. Venue. To the extent not prohibited by law, venue for any legal proceeding relating to enforcement of this Agreement shall be, at Lender's option, the county in which Lender has its principal office in the State of Illinois, the county in which Customer resides, or the county in which this Agreement was executed by Customer.

13. Termination. Unless sooner termination by Customer's default, Customer's right to obtain Revolving Loans and Lender's obligation to extend the credit under this Agreement shall terminate on the date of the Line of Credit Note is due by maturity (the "Termination Date").

14. Amendment. No amendment, modification, termination or waiver of any provision of this Agreement, nor consent to any departure by Customer from any provision of this Agreement shall in any event be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purposes for which given.

15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

16. Entire Agreement. This Agreement, including the Exhibits attached to it and the Security Documents and any note evidencing a Loan, is intended by Customer and Lender as a final expression of this Agreement and as a complete and exclusive statement of its terms, there being no conditions to the full effectiveness of this Agreement except as set forth in this Agreement.

17. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of the right or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

18. Waiver of Jury Trial. The Customer and the Lender hereby jointly and severally waive any and all right to trial by jury in any action or proceeding relating to this Agreement, any note, any of the Security Documents, or any other document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing. The Customer and the Lender each represent that this waiver is knowingly, willingly and voluntarily given.

19. Notice. Except as otherwise provided in this Agreement, all notices required or provided for under this Agreement shall be in writing and mailed, sent or delivered, if to Customer, at its address as shown below, and if to Lender, at its address shown below, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices shall be deemed duly given when delivered by hand, or three (3) business days after being deposited in the mail, postage prepaid, provided that notice to Lender pursuant to Section 14 shall not be effective until received by Lender.

20. Name/Address. Customer's name and address are shown below. Customer shall immediately notify Lender in writing of any change in its name or address.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Customer and their respective heirs, personal representatives, successors and assigns except that Customer may not assign or transfer any of Customer's rights under this Agreement without the prior written consent of Lender.

22. Interpretation. The validity, construction and enforcement of this Agreement are governed by the laws of the State of Illinois. Invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

23. Preparation Fees. Customer shall reimburse the Lender for all costs incurred in connection herewith including the following: Uniform Commercial Code searches, recording fees, express mail charges, appraisals, credit reports, real estate searches, title insurance, attorneys' fees, costs of collection and similar costs and expenses.

24. Participations. The Customer agrees that the Lender may at its option, sell to another financial institution or institutions an interest in any Loan and, in connection with such sale, and thereafter, disclose to the purchaser of such interest any information concerning Customer.

25. Ambiguity. In the case of any ambiguity or conflict between this Agreement, any note evidencing a Loan, or any Security Document, this Agreement will govern.

Dated as of April 26, 2004

M&I Marshall & Ilsley Bank	First Midwest Bancorp, Inc.

By: /s/ JOHN J. KADLAC	By: /s/ JAMES P. HOTCHKISS
Title: Vice President	Title: EVP & TREASURER

By:/s/ P.D. KOEPL	By: MICHAEL L. SCUDDER
Title: Senior Vice President	Title: EVP & CFO

770 North Water Street	300 Park Blvd., Suite 405
Milwaukee, Wisconsin 53202	Itasca, IL 60143-0459

Exhibit A

"Date"

COMPLIANCE CERTIFICATE

M&I Marshall & Ilsley Bank

777 North Water Street

Milwaukee, Wisconsin 53202

Re: First Midwest Bancorp, Inc.

Ladies and Gentlemen:

This Compliance Certificate is delivered to you pursuant to the terms of the Revolving Credit Agreement dated as of April 26, 2004, as amended from time to time (the "Revolving Credit Agreement"), between First Midwest Bancorp, Inc. (the "Company") and M&I Marshall & Ilsley Bank ("M&I"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Revolving Credit Agreement.

The undersigned hereby represents and warrants to M&I that:
1.	The undersigned is an officer of the Company and is duly authorized to execute and deliver this Compliance Certificate.
2.	The representations and warranties of the Company contained in the Revolving Credit Agreement are true and accurate on and as of the date of this Compliance Certificate.
3.	No Default or Event of Default under the Revolving Credit Agreement has occurred and is continuing.
4.

Enclosed with this certificate is the Quarterly Report on Form 10-Q or the Annual Report on Form 10-K described in Section 8(a)(i) or 8(a)(ii) of the Revolving Credit Agreement for the quarter [or: year] ended "date" (the "Financials"). To the best of our knowledge, the Financials are accurate and complete in all material respects, were prepared in accordance with accounting principles generally accepted in the United States, and fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the date of, and for the period covered by, the Financials subject to audit and normal year-end adjustments.

5.	As of the end of the quarter preceding the date hereof:
			Covenants	Actual

	A.	Minimum ROA (measured quarterly)	0.90%

	B.	Maximum Nonperforming Loans to Total Loans (measured quarterly)

Nonperforming Loans

Total Loans

		Nonperforming Loans to Total Loans	2.50%

	C.	Minimum Nonperforming Loans to Total Loans (measured quarterly)

Loan Loss Reserve

Nonperforming Loans

		Loan Loss Reserve to Total Loans	1.00%

Dated:
FIRST MIDWEST BANCORP, INC.

By:

Title:

LINE OF CREDIT NOTE

$50,000,000.00	Milwaukee, Wisconsin April 26, 2004

FOR VALUE RECEIVED, First Midwest Bancorp, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of M&I MARSHALL & ILSLEY BANK ("M&I"), the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), or such lessor amount of loans which remain outstanding under this Revolving Credit Agreement, on April 26, 2004, together with interest as set forth below.

The unpaid principal shall bear interest from the date hereof until paid at an annual rate, computed on the basis of a 360-day year, as provided in the Revolving Credit Agreement referenced below. Interest accrued on the outstanding balance shall be payable on the first day of each calendar quarter until the outstanding principal balance is repaid in full, with all accrued interest paid with the final payment of principal.

In the event that any amount of the principal of, or interest on, this Note is not paid when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under this Note shall bear interest, in addition to the interest otherwise payable hereunder, at an annual rate of two percent (2%) from the day following the due date until all such overdue amounts have been paid in full.

Payments of principal, interest and other amounts due hereunder are to be made in lawful money of the United States of America to M&I at 770 N. Water Street, Milwaukee, Wisconsin 53203, Attention: Correspondent Banking, or at such other place as the holder shall designate in writing to the Company.

The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note. The Company hereby agrees to pay all reasonable fees and expenses incurred by M&I or any subsequent holder, including the reasonable fees of counsel, in connection with the protection and enforcement of the rights of M&I or any subsequent holder under this Note, including without limitation the collection of any amounts due under this Note and the protection and enforcement of such rights (before or after judgement) in any bankruptcy, reorganization or insolvency proceeding involving the Company.

This Note constitutes the Line of Credit Note issued pursuant to a Revolving Credit Agreement (the "Revolving Credit Agreement") dated as of April 26, 2004, and subsequently amended from time to time, by and between M&I and the Company, to which Revolving Credit Agreement reference is hereby made for a statement of the terms and conditions under which the Line of Credit Loans evidenced hereby may be made and a description of the terms and conditions upon which this Note may be prepaid in whole or in part. This Note supercedes the previous Amendments. In case an Event of Default, as defined in the Revolving Credit Agreement, shall occur, the entire unpaid principal and accrued interest may be automatically due and payable or may be declared due and payable as provided in the Revolving Credit Agreement.

This note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Wisconsin applicable to contracts made and wholly performed with such state.

First Midwest Bancorp, Inc.

By:	/s/ JAMES P. HOTCHKISS

Name:	JAMES P. HOTCHKISS

Title:	EVP & TREASURER

Attest:	/s/ MICHAEL L. SCUDDER

Name:	Mike Scudder

Title:	EVP & CFO

one month libor addendum

to revolving business note

This note bears interest on the unpaid principal balance before maturity at an annual rate equal to the One Month libor Rate (as defined below) plus .55% (percentage points), which rate will change as of the first day of each month.

"One Month libor Rate" means the annual rate equal to the rate at which U.S. dollar deposits are offered on the first day of each calendar mongh on or about 9 a.m., Milwaukee, Wisconsin time as determined by the British Bankers Association (bba libor) and reported by a major news service selected by Lender (such as Reuters, Bloomberg or Moneyline Telerate).

If bba libor for the one month period is not provided or reported on the first day of a month because, for example, it is a weekend or holiday or for another reason, the One Month libor Rate shall be established as of the preceding day on which a bba libor rate is provided for a one month period and reported by the selected news service.

Dated: April 27, 2004

First Midwest Bancorp, Inc.

By:	/s/ JAMES P. HOTCHKISS
Title:	EVP & TREASURER
By:	/s/ MICHAEL L. SCUDDER
Title:	EVP & CFO

ACCEPTED: M&I MARSHALL & ILSLEY BANK

By:	/S/ JOHN J. KADLAC

John J. Kadlac, Vice President

770 North Water Street
Milwaukee, Wisconsin 53202

Acct#8446592 Note#10000